Exhibit 99.1

News Release

bioAffinity Technologies Reports Over 100% Growth in CyPath® Lung Sales Through Third Quarter 2026

Nearly 90% increase in number of physician offices using CyPath Lung

Utilization expands as physicians who ordered CyPath Lung in 2025 increase usage by nearly 50%

SAN ANTONIO, TEXAS — October 6, 2026 — bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company developing noninvasive healthcare solutions for the early detection and monitoring of lung disease, today announced that sales of its CyPath® Lung test for lung cancer increased more than 100% through the third quarter of 2026 compared to 2025, reflecting continued growth in clinical adoption of the Company’s noninvasive test for assessing the likelihood of lung cancer in high-risk individuals.

The number of ordering physicians increased by 89% in Q3 2026 compared to Q3 2025. Physicians who ordered CyPath Lung through Q3 2025 continued to expand utilization of the test, with sales volume increasing by 48% year-over-year. Testing through Q3 2026 resulted in more than 1620 tests delivered as compared to 775 tests through Q3 2025.

“One of our objectives for 2026 is executing on our strategy to expand access and drive adoption of CyPath Lung with physicians who have used our test over time. We believe that sales of CyPath Lung in the third quarter of this year demonstrate the ongoing success of our efforts,” said Maria Zannes, President and CEO of bioAffinity Technologies. “The 100% increase in third-quarter sales reflects growing utilization of CyPath Lung in pulmonology and oncology practices, lung nodule clinics and community medical centers. As we continue to increase our marketing efforts, we believe we are well positioned to pursue similar results generated by a larger base of physician prescribers. We are especially focused on executing our new distribution agreement with Veteran-Owned AvMEDICAL, which we believe could help broaden our reach in the government healthcare system, including the Department of Veterans Affairs.”

The number of patients identified with indeterminate pulmonary nodules continues to rise, driven in part by increases in incidental findings and screening by low-dose CT for high-risk patients. CyPath Lung’s flow cytometry+AI technology provides actionable information to support clinical decision-making. The test result is intended to be used in conjunction with other clinical information, including imaging, medical history, risk factors and clinical guidelines.

“As clinicians, we are happy to see more eligible patients undergoing the recommended lung cancer screening. But as more nodules are identified by imaging, physicians increasingly need more information to help determine the appropriate next steps for individual patients,” said Gordon Downie, MD, PhD, Chief Medical Officer of bioAffinity Technologies. “CyPath Lung is designed to help fill that need by providing a result indicating either likely or unlikely malignancy in the lung, which can be considered alongside imaging, clinical history and other findings to help determine whether a patient is most likely to benefit from additional monitoring, further diagnostic evaluation or an invasive procedure.”

About CyPath Lung

CyPath Lung by bioAffinity Technologies is a noninvasive test designed to improve the early detection of lung cancer in patients at high risk for the disease. CyPath Lung uses advanced flow cytometry and proprietary artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. CyPath Lung incorporates a novel fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. In a published clinical trial of high-risk patients, CyPath Lung demonstrated 92% sensitivity, 87% specificity, 88% accuracy and 99% negative predictive value (NPV) in detecting lung cancer in patients at high risk for the disease who had small indeterminate lung nodules less than 20 millimeters. The high NPV may help inform physician decision-making when evaluating whether further invasive procedures are warranted. CyPath Lung is marketed as a Laboratory Developed Test (LDT) and is not intended for use as a sole diagnostic tool and should be considered alongside other clinical findings. www.cypathlung.com

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. LDTs are overseen under the Clinical Laboratory Improvement Amendments (CLIA), which are administered by the Centers for Medicare & Medicaid Services. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding the Company’s expectations of continued growth in sales, physician adoption or utilization of CyPath Lung; the anticipated benefits of the distribution agreement and collaboration with AvMEDICAL, including expected expansion of government and agency access to and adoption of CyPath Lung, and expectations regarding growth in demand for, or use of, CyPath Lung moving forward; the Company’s ability to maintain and expand adoption of CyPath Lung as a Laboratory Developed Test, including compliance with evolving CLIA and FDA regulatory requirements applicable to laboratory developed tests; the Company’s need for additional capital and ability to obtain financing on acceptable terms, or at all; competition from other diagnostic technologies and companies; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contact

bioAffinity Technologies

Julie Anne Overton

Director of Communications

investors@bioaffinitytech.com